EXHIBIT 10.1

Rhythm Pharmaceuticals, Inc.

Non-Employee Director Compensation Program

Non-employee members of the board of directors (the “Board”) of Rhythm Pharmaceuticals, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion.  The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.  This Program is effective as of June 24, 2025 (the “Effective Date”).

I.Cash Compensation

A.Annual Retainers.  Each Non-Employee Director shall receive an annual retainer of $50,000 for service on the Board.

B.Additional Annual Retainers.  In addition, each Non-Employee Director shall receive the following annual retainers:

1.Chair of the Board.  A Non-Employee Director serving as Chair of the Board shall receive an additional annual retainer of $30,000 for such service.

2.Lead Director.  A Non-Employee Director serving as Lead Director shall receive an additional annual retainer of $35,000 for such service.

3.Audit Committee.  A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member other than the Chairperson of the Audit Committee shall receive an additional annual retainer of $10,000 for such service.

4.Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member other than the Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service.

5.Governance and Nominating Committee.  A Non-Employee Director serving as Chairperson of the Governance and Nominating Committee shall receive an additional annual retainer of $10,000 for such service.  A Non-Employee Director serving as a member other than the Chairperson of the Governance and Nominating Committee shall receive an additional annual retainer of $5,000 for such service.

C.Payment of Retainers.  The retainers described in Sections I(A) and (B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

II.Equity Compensation

Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2017 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards under this Program are subject in all respects to the terms of the Equity Plan and the applicable award agreement.  For the avoidance of doubt, the share numbers in Sections II(A) and II(B) shall be subject to adjustment as provided in the Equity Plan.

A.Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive an option to purchase 20,000 shares of the Company’s common stock and 13,334 restricted stock units on the date of such initial election or appointment.  The awards described in this Section II(A) shall be referred to as “Initial Awards.”  Notwithstanding the foregoing, in no event will the aggregate Grant Date Fair Value (as defined below) of the Initial Awards granted to a given Non-Employee Director on the date of such Non-Employee Director’s initial election or appointment exceed $1,200,000 (the “Initial Award Limit”), and if the Grant Date Fair Value would exceed the Initial Award Limit, 50% of such Initial Awards will be paid in options and 50% will be paid in restricted stock units, based on the Grant Date Fair Values of such options and restricted stock units as of the applicable date of grant and subject to rounding as results in a Grant Date Fair Value that is closest to but does not exceed the Initial Award Limit. No Non-Employee Director shall be granted more than one Initial Award.

B.Subsequent Awards.  A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders on or after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall receive an option to purchase 10,000 shares of the Company’s common stock and 6,667 restricted stock units on the date of such annual meeting.  The awards described in this Section II(B) shall be referred to as “Subsequent Awards.”  Notwithstanding the foregoing, in no event will the aggregate Grant Date Fair Value of the Subsequent Awards granted to a given Non-Employee Director at an annual meeting exceed $600,000 (the “Annual Award Limit”), and if the Grant Date Fair Value would exceed the Annual Award Limit, 50% of such Subsequent Awards will be paid in options and 50%

will be paid in restricted stock units, based on the Grant Date Fair Values of such options and restricted stock units as of the applicable date of grant and subject to rounding as results in a Grant Date Fair Value that is closest to but does not exceed the Annual Award Limit. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C.Termination of Employment of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.

D.Terms of Awards Granted to Non-Employee Directors

1.Exercise Price.  The per share exercise price of each option granted to a Non-Employee Director under this Program shall equal the Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date the option is granted.

2.Vesting.  Each Initial Award shall vest and become exercisable in three (3) substantially equal annual installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.  Each Subsequent Award shall vest and become exercisable in a single installment on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through each such vesting date.  Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable.  All of a Non-Employee Director’s outstanding Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3.Term.  The maximum term of each stock option granted to a Non-Employee Director under this Program shall be ten (10) years from the date the option is granted.

4.Black-Scholes Value. “Black-Scholes Value” means, with respect to an option, the per share fair value of the option determined as of the option’s date of grant using the Black-Scholes or other option pricing model that the Company most recently applied when valuing grants of options with service-based vesting conditions for purposes of preparing its (audited or unaudited) consolidated financial statements that have been filed with the Securities Exchange Commission and using as inputs to such model (i) the Market Value of a share of the Company’s common stock on the date the option is granted and (ii) such other assumptions as shall be determined by the Company’s Chief Accounting Officer on or before the date the option is granted.

5.Grant Date Fair Value. “Grant Date Fair Value” means (a) with respect to an option, the Black-Scholes Value of the option and (b) with respect to a restricted stock unit, the Market Value of a share of the Company’s common stock on the date the restricted stock unit is granted.

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